EXHIBIT 99.1

CapitalSource Reports Fourth Quarter and Full Year 2011 Results

  Fourth Quarter Net Income of $9 Million or $0.03 Per Share
  Net Interest Margin of 4.95% at CapitalSource Bank in the Fourth Quarter
  Net Loan Growth of $231 Million (+5%) at CapitalSource Bank / 25% Growth Over Prior Year
  Share Repurchases in the Fourth Quarter of 20.3 Million – Full Year Total of 70.2 Million Shares Resulted in a 21% Reduction of Outstanding Share Count from Prior Year End Level
  10.2 Million Shares Repurchased to Date in 1Q'12 / Board Raises Authority by $200 Million
  $146 Million of July 2012 Convertible Debentures Repurchased

LOS ANGELES, Feb. 16, 2012 (GLOBE NEWSWIRE) -- CapitalSource Inc. (NYSE:CSE) today announced financial results for the fourth quarter and the full year 2011. The Company reported net income for the quarter of $9 million or $0.03 per diluted share, compared to a net loss of $81 million or $0.26 per diluted share in the prior quarter and net income of $6 million or $0.02 per diluted share in the fourth quarter of 2010. Loss on extinguishment of debt, severance costs and tax expense resulting primarily from a decrease in deferred tax assets at CapitalSource Bank reduced fourth quarter net income by a total of $24 million or $0.09 per share. Net loss for the full year 2011 was $52 million or $0.17 per diluted share, compared to a net loss of $109 million or $0.34 per diluted share for the full year 2010. The full year 2011 net loss was caused by a third quarter charge of $114 million or $0.37 per share due to the early retirement of debt.

"The fourth quarter capped a year of substantial progress on our principal objectives for 2011 – growing CapitalSource Bank, shrinking the Parent Company balance sheet, improving the overall credit profile of our loan portfolio and returning capital to shareholders," said James J. Pieczynski, CapitalSource CEO. "Key achievements in the fourth quarter included 5% loan growth and a 3% increase in net interest income at CapitalSource Bank; a 24% reduction in Parent Company recourse debt, including the repurchase of approximately $146 million of the July 2012 convertible debentures; and a 16% decline in consolidated non-accrual loans. We also repurchased an additional 20.3 million shares in the fourth quarter, bringing the full year total repurchased to 70.2 million and reducing outstanding shares by 21% compared to December 31, 2010. Subsequent to year end, we have continued to buy shares pursuant to a 10b5-1 program and our Board has increased the total buyback authorization by $200 million. Through February 15, 2012, an additional 10.2 million shares were repurchased, leaving a remaining authorization of $269 million under the buyback plan," added Pieczynski.

"The financial performance at CapitalSource Bank was very strong in the fourth quarter, with a net interest margin of 4.95%, growth in the loan and lease portfolio of $231 million and pretax income of $47 million," said Tad Lowrey, CapitalSource Bank CEO. "2011 was a year of exceptional growth at the Bank. Compared to 2010, our total assets and deposits were both up 11%; loans and leases grew by 25%; and pretax income was up over 160%. Our credit profile improved dramatically as well, as non-performing assets declined to 1.87% of total assets at December 31, 2011 compared to 4.83% at December 31, 2010. We expect continued growth in loans, deposits and profitability in 2012."

"Three items reduced net income in the fourth quarter by $0.09 per share, including a loss on extinguishment of debt of $5 million; severance costs of $5 million; and a non-cash tax expense of $14 million resulting primarily from a decrease in deferred tax assets at CapitalSource Bank. Except for those items, the fourth quarter results were generally consistent with a number of positive themes we have seen in recent quarters, including reduction of Parent Company debt; return of Parent capital to shareholders; declining funding costs; and improving credit performance," said John Bogler, CapitalSource CFO.  "We expect that Parent liquidity will be sufficient to continue returning excess Parent Company capital to shareholders at a meaningful level during 2012. In the fourth quarter we closed on a sale of loans from the Parent to the Bank which added to Parent liquidity. In recent days the Bank paid an $80 million dividend to the Parent, and we expect continuing principal repayments and loan sales throughout the year from the $533 million non-securitized Parent loan portfolio to add further to Parent unrestricted cash."

Revised Metrics

  We have changed the presentation of the statements of operations in a continuing effort to conform more to a banking industry presentation style. Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation, including modifying the presentation of our statements of operations to include the captions of non-interest income and non-interest expense as compared to operating expenses and other income (expense). Accordingly, the reclassifications have been appropriately reflected throughout our financial statements.

CAPITALSOURCE BANK SEGMENT

This segment includes our commercial lending and banking business activities in CapitalSource Bank.

Fourth Quarter 2011 Highlights

  Net Income was $27 million, an increase of $2 million from the prior quarter primarily due to a decrease in quarterly loan loss provision and partially offset by an increase in non-interest expense.

  Loans and Leases, excluding loans purchased from the Parent in the quarter, increased $231 million or 5%. Funded loan and lease production was $665 million during the quarter compared to $647 million in the prior quarter.

  Net Interest Margin for the quarter was 4.95%, an increase of one basis point from the prior quarter. Interest income increased by $2 million (3%) to $94 million, while interest expense was flat.

  Capital – The total risk-based capital ratio declined 70 basis points to 17.43%, due to changes in asset mix, while the Tier 1 leverage ratio increased 11 basis points to 13.61%.
  Credit Quality - Loan loss provision was $4 million for the quarter, compared to $14 million in the prior quarter. Net charge-offs were $28 million in the quarter, compared to $4 million in the prior quarter. Non-accrual loans were $121 million or 2.47% of loans at quarter end, compared to $108 million or 2.37% of loans at the end of the prior quarter. The allowance for loan and lease losses was $95 million or 1.98% of loans at quarter end, compared to $119 million or 2.63% of loans at the end of the prior quarter.

Fourth Quarter 2011 Details

Interest Income was $94 million, an increase of $2 million (3%) from the prior quarter primarily due to a higher mix of loans in interest earning assets.

	Quarter Ended
				12/31/11 vs. 9/30/11		12/31/11 vs. 12/31/10
Net Income	12/31/2011	9/30/2011	12/31/2010	$	%	$	%

($ in thousands)
Interest income	$94,497	$92,173	$87,033	$2,324	3%	$7,464	9%
Interest expense	15,998	15,982	15,511	(16)	--	(487)	(3)
Provision for loan losses	3,903	13,725	9,755	9,822	72	5,852	60
Non-interest income	13,743	14,614	7,895	(871)	(6)	5,848	74
Non-interest expense	41,455	35,345	34,099	(6,110)	(17)	(7,356)	(22)
Income tax expense	19,548	16,513	18,854	(3,035)	(18)	(694)	(4)
Net income	27,336	25,222	16,709	2,114	8	10,627	64

Net Interest Margin was 4.95%, an increase of one basis point from the prior quarter.

	Quarter Ended
	12/31/2011				9/30/2011
Net Interest Margin	Average Balance	Interest Income/Expense	Average Yield/Cost		Average Balance	Interest Income/Expense	Average Yield/Cost

($ in thousands)
Total loans	$4,642,500	$84,806	7.25%	(1)	$4,192,610	$79,346	7.51%
Investment securities	1,436,155	9,538	2.63		1,581,170	12,499	3.14
Cash and other interest earning assets	207,929	153	0.29		350,143	328	0.37
Total interest-earning assets	6,286,584	94,497	5.96		6,123,923	92,173	5.97
Deposits	4,982,956	13,406	1.07		4,833,941	13,422	1.10
Borrowings	511,957	2,592	2.01		506,413	2,560	2.01
Total interest-bearing liabilities	$5,494,913	15,998	1.16		$5,340,354	15,982	1.19
Net interest spread		$78,499	4.80%			76,191	4.78%
Net interest margin			4.95%				4.94%

(1) Loan yield for the quarter included 70 basis points of fee and discount accretion, compared to 79 basis points in the prior quarter.

Cash and Investments decreased by $196 million to $1.6 billion, as excess liquidity was deployed to fund loan growth in the quarter. The portfolio yield at quarter end declined 8 basis points to 2.37%.

Cash and Investments	12/31/2011			09/30/2011
($ in thousands)	Balance	Yield	Duration (Years)	Balance	Yield	Duration (Years)
Cash and cash equivalents	$317,455	0.22%	--	$247,114	0.38%	--
Agency callable notes	37,318	2.43%	4.3	115,630	2.10%	5.1
Agency debt	24,713	2.02%	0.9	45,269	1.56%	0.8
Agency MBS	994,797	2.60%	2.5	1,153,009	2.57%	2.8
Non-agency MBS	66,930	4.23%	1.6	77,954	4.24%	1.5
CMBS	111,706	4.06%	4.1	102,651	3.93%	2.6
Corporate debt	--	--	--	5,025	3.04%	0.2
Asset-backed securities	15,607	11.71%	0.9	17,638	11.80%	1.0
U.S. Treasury and agency securities	19,754	2.77%	6.2	19,569	2.77%	6.4
	$1,588,280	2.37%	2.1	1,783,859	2.45%	2.5

Total Loans Held for Sale increased $100 million from the prior quarter to $130 million, primarily due to an agreement to sell one loan.

Loans and Leases, excluding the loans purchased from the Parent during the quarter,increased $231 million (5%) from the prior quarter as detailed below.

	Quarter Ended
Loan and Lease Roll Forward	12/31/2011	9/30/2011	12/31/2010
($ in thousands)
Beginning balance	$4,551,561	$4,099,705	$ 3,671,836
New fundings (1)	664,819	646,528	536,163
Existing loans
Principal repayments, net	(296,288)	(131,961)	(321,214)
Leased equipment depreciation	(2,012)	(668)	--
Transfers to held for sale, net	(107,023)	(30,092)	--
Transfers to foreclosed assets	(849)	(1,438)	(36,594)
Charge-offs, net	(27,937)	(3,633)	(15,881)
Intercompany sales	112,021	(26,880)	--
Ending balance	$4,894,292	$4,551,561	$3,834,310

(1) Includes operating leases and equity investments related to operating leases which are included in Other Assets and Other Investments on our balance sheet.
	Quarter Ended
Loan and Lease Portfolio Detail	12/31/2011	9/30/2011	12/31/2010
($ in thousands)
Healthcare Asset Based	$213,047	$203,369	$201,524
Equipment Finance (1)	441,821	361,193	234,546
Lender Finance & Timeshare	750,667	583,683	505,596
Other Asset Based	44,971	49,751	32,502
Total Asset Based	1,450,506	1,197,996	974,168
General Cash Flow	239,944	250,981	325,730
Technology Cash Flow	448,972	367,216	282,485
Security Cash Flow	306,533	295,628	282,904
Healthcare Cash Flow	286,057	257,724	174,753
Professional Practice	110,240	89,768	49,452
Total Cash Flow	1,391,746	1,261,317	1,115,324
General Real Estate	476,407	623,689	811,370
Multi-Family	856,494	785,728	318,252
Healthcare Real Estate	554,645	533,608	500,030
Small Business	164,494	149,223	115,166
Total Real Estate	2,052,040	2,092,248	1,744,818
Total	$4,894,292	$4,551,561	$3,834,310

(1) Includes $107 million of operating leases and equity investments related to operating leases as of December 31, 2011 and $45 million as of September 30, 2011, which are included in Other Assets and Other Investments on our balance sheet.

Deposits were $5.1 billion at quarter end, an increase of $239 million (5%) from prior quarter. The weighted average interest rate on deposits declined two basis points to 1.06% at the end of the quarter. New and renewing time deposits in the quarter were added at an average of 0.93%.

FHLB Borrowings were $550 million, an increase of $10 million from the prior quarter. FHLB borrowings are used primarily for interest rate risk management or short-term funding purposes. The weighted average rate of FHLB borrowings was 1.96% as of December 31, 2011, compared to 1.87% at the end of the prior quarter, and the average remaining maturity extended from 3.2 years to 3.7 years.

Allowance for Loan and Lease Losses was $95 million or 1.98% of the loan portfolio, a decrease of $24 million from the end of the prior quarter.

	Quarter Ended
Allowance for Loan and Lease Losses	12/31/2011
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$108,916	$9,768	$118,684
Provision	(24,329)	28,232	3,903
Charge-offs, net	--	(27,937)	(27,937)
Ending balance	$84,587	$10,063	$94,650	1.98%

	Quarter Ended
	9/30/2011
	General	Specific	Total	% Loans
Beginning balance	$107,311	$1,281	$108,592
Provision	1,605	12,120	13,725
Charge-offs, net	--	(3,633)	(3,633)
Ending balance	$108,916	$9,768	$118,684	2.63%

Non-performing Assets were $127 million, an increase of $10 million (9%) from the prior quarter primarily due to one loan placed on non-accrual status, offset by loans that were charged off or paid off during the quarter. The new non-accrual loan added in the quarter is current on its contractual payments.

Non-performing Assets	12/31/2011		9/30/2011
	Loan Balance	% of Total Assets	Loan Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$101,703	1.50%	$85,172	1.30%
Non-accrual loans - delinquent 30-89 days	1,910	0.03	465	0.01
Non-accrual loans - delinquent 90+ days	17,646	0.25	21,935	0.33
Total non-accrual loans	121,259	1.78%	107,572	1.64%
Accruing loans - delinquent 90+ days	--	--	--	--
REO	5,902	0.09	9,222	0.14
Total non-performing assets	$127,161	1.87%	$116,794	1.78%

Troubled Debt Restructurings were $93 million, a decrease of $13 million from the prior quarter. TDRs on accrual status remained unchanged at $36 million. Non-accruing TDRs were $57 million, though $56 million were current as to payment status (included in the "Non-accrual loans – current" line in the table above).

Non-interest Expense was $41 million, an increase of $6 million from the prior quarter primarily due to higher loan referral fees paid to the Parent as a result of higher loan production, increased REO expenses and provision for unfunded commitments.

Non-interest Income was $14 million, a decrease of $1 million from the prior quarter.

Income Tax Expense was $20 million for the quarter, compared to $17 million in the prior quarter, primarily due to higher pre-tax income in the quarter.

OTHER COMMERCIAL FINANCE SEGMENT

This segment includes the CapitalSource Inc. loan portfolio and other business activities at the Parent Company.

Fourth Quarter 2011 Details

Net Loss was $18 million, compared to a loss of $107 million in the prior quarter. The loss in the prior quarter was caused by a charge of $114 million relating to early debt retirement, while the segment loss in the fourth quarter included a $5 million loss on debt retirement and $5 million in severance charges related primarily to the departure of two senior executives.

Interest Income was $24 million, a decrease of $5 million from the prior quarter primarily due to a decline in the average loan balance and a decrease in loan yield.

Unrestricted Cash was $142 million, a decrease of $110 million from the prior quarter primarily due to share repurchases of $128 million and the repurchase of $146 million of the July 2012 7.25% convertible debentures, partially offset by proceeds of $112 million from the sale of loans to CapitalSource Bank.

Total Loans Held for Sale increased $60 million from the prior quarter to $63 million, primarily due to transfers from loans held for investment of $63 million, partially offset by $3 million in loan sales.

Loans and Leases decreased by $313 million from the prior quarter as detailed below, including the sale of loans to CapitalSource Bank.

	Quarter Ended
Loan and Lease Roll Forward	12/31/2011	9/30/2011	12/31/2010
($ in thousands)
Beginning balance	$1,284,101	$1,388,773	$2,918,892
New fundings	--	--	21,852
Existing loans
Principal repayments, net	(97,350)	(100,556)	(317,251)
Transfers to held for sale, net	(62,930)	(8,648)	(222,357)
Transfers to foreclosed assets	(1,880)	(77)	(9,823)
Charge-offs, net	(38,319)	(22,271)	(72,747)
Intercompany sales	(112,021)	26,880	--
Ending balance	$971,601	$1,284,101	$2,318,566

Allowance for Loan and Lease Losses was $59 million, or 6.07% of the loan portfolio, a decline of $31 million from the prior quarter as detailed below.

	Quarter Ended
Allowance for Loan and Lease Losses	12/31/2011
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$70,006	$19,662	$89,668
Provision	(27,410)	35,042	7,632
Charge-offs, net	--	(38,319)	(38,319)
Ending balance	$42,596	$16,385	$58,981	6.07%

	Quarter Ended
	9/30/2011
	General	Specific	Total	% Loans
Beginning balance	$73,967	$16,579	$90,546
Provision	(3,961)	25,354	21,393
Charge-offs, net	--	(22,271)	(22,271)
Ending balance	$70,006	$19,662	$89,668	6.98%

Non-performing Assets were $184 million, a decline of $63 million (25%) from the prior quarter primarily due to a $66 million decrease in non-accrual loans, resulting primarily from charge-offs and three loans returning to accrual status. As of December 31, 2011, $84 million of non-accrual loans were current as to payment status. All collections on those loans are applied to the outstanding principal balance.

Non-performing Assets	12/31/2011		9/30/2011
	Loan Balance	% of Total Assets	Loan Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$84,462	5.50%	$96,093	5.14%
Non-accrual loans - delinquent 30-89 days	2,407	0.16	6,376	0.34
Non-accrual loans - delinquent 90+ days	72,547	4.73	122,774	6.56
Total non-accrual loans	159,416	10.39%	225,243	12.04%
Accruing loans - delinquent 90+ days	5,603	0.37	1,213	0.06
REO	19,165	1.24	20,761	1.12
Total non-performing assets	$184,184	12.00%	$247,217	13.22%

Troubled Debt Restructurings were $217 million, a decrease of $4 million from the prior quarter. TDRs on accrual status increased by $23 million to $142 million. Non-accruing TDRs were $75 million, though $52 million were current as to payment status (included in the "Non-accrual loans – current" line in the table above).

Non-interest Income was $22 million for the quarter, compared to $36 million for the prior quarter primarily due to a $3 million decrease in gains from loan sales and a $12 million decrease in gains on investment which in the third quarter included income recognized on foreign currency adjustments upon the substantial liquidation of our European subsidiaries.

Non-interest Expense, excluding losses on extinguishment of debt, was $45 million for the quarter, which was unchanged from the prior quarter.

CONSOLIDATED

Fourth Quarter 2011 Details

Net Income was $9 million or $0.03 per diluted share, compared to net loss of $81 million, or $0.26 per diluted share, in the prior quarter as detailed below.

	Quarter Ended
				12/31/11 vs. 9/30/11		12/31/11 vs. 12/31/10
Net Income (Loss)	12/31/2011	9/30/2011	12/31/2010	$	%	$	%

($ in thousands)
Interest income	$119,337	$121,476	$150,377	$(2,139)	(2)%	$(31,040)	(21)%
Interest expense	22,963	34,488	48,430	11,525	33	25,467	53
Provision for loan and lease losses	11,535	35,118	24,107	23,583	67	12,572	52
Non-interest income	16,315	33,352	1,517	(17,037)	(51)	14,798	975
Non-interest expense	72,407	177,214	75,412	104,807	59	3,005	4
Income tax expense (benefit)	19,811	(11,280)	(1,966)	(31,091)	(276)	(21,777)	(1,108)
Net income (loss)	8,936	(80,712)	5,911	89,648	111	3,025	51

Interest Income was $119 million, a decrease of $2 million (2%) from the prior quarter primarily due to a decrease in the loan yield.

Total Loans Held for Sale increased $160 million from the prior quarter to $193 million, due to transfers from loans held for investment of $170 million, partially offset by $9 million in loan sales.

Loans and Leases increased $30 million from the prior quarter as detailed below:

Loan and Lease Roll Forward	12/31/2011	9/30/2011	12/31/2010
($ in thousands)
Beginning balance	$5,835,662	$5,488,478	$6,590,728
New fundings (1)	664,819	646,528	558,015
Existing loans
Principal repayments, net	(393,638)	(232,517)	(638,465)
Leased equipment depreciation	(2,012)	(668)	--
Transfers to held for sale, net	(169,953)	(38,740)	(222,357)
Transfers to foreclosed assets	(2,729)	(1,515)	(46,417)
Charge-offs, net	(66,256)	(25,904)	(88,628)
Ending balance	$5,865,893	$5,835,662	$6,152,876

(1) Includes operating leases and equity investments related to operating leases which are included in Other Assets and Other Investments on our balance sheet.

Allowance for Loan and Lease Losses was $154 million, or 2.67% of the loan portfolio, compared to $208 million or 3.60% at the end of the prior quarter.

Net Charge-offs were $66 million in the quarter, an increase of $40 million from the prior quarter due to the ongoing resolution of problem loans in the legacy portfolio.  Net charge-offs as a percentage of average loans for the twelve month period ended December 31, 2011 were lower at 4.62%, compared to 4.87% for the twelve month period ended September 30, 2011.

	Quarter Ended
Allowance for Loan and Lease Losses	12/31/2011
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$178,922	$29,430	$208,352
Provision	(51,739)	63,274	11,535
Charge-offs, net	--	(66,256)	(66,256)
Ending balance	$127,183	$26,448	$153,631	2.67%

	Quarter Ended
	9/30/2011
	General	Specific	Total	% Loans
Beginning balance	$181,278	$17,860	$199,138
Provision	(2,356)	37,474	35,118
Charge-offs, net	--	(25,904)	(25,904)
Ending balance	$178,922	$29,430	$208,352	3.60%

Non-performing Assets were $311 million, a decline of $53 million (14%) from the prior quarter primarily due to a $52 million decrease in non-accrual loans. As of December 31, 2011, $186 million of non-accrual loans were current as to payment status. All collections on those loans are applied to the outstanding principal balance.

Non-performing Assets	12/31/2011		9/30/2011
	Loan Balance	% of Total Assets	Loan Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$186,165	2.24%	$181,265	2.17%
Non-accrual loans - delinquent 30-89 days	4,317	0.05	6,841	0.08
Non-accrual loans - delinquent 90+ days	90,193	1.09	144,709	1.73
Total non-accrual loans	280,675	3.38%	332,815	3.98%
Accruing loans - delinquent 90+ days	5,603	0.07	1,213	0.01
REO	25,069	0.30	29,983	0.36
Total non-performing assets	$311,347	3.75%	$364,011	4.35%

Troubled Debt Restructurings were $310 million, a decrease of $17 million from the prior quarter. TDRs on accrual status increased by $23 million to $178 million. Non-accruing TDRs were $132 million, though $108 million were current as to payment status (included in the "Non-accrual loans – current" line in the table above).

Non-Interest Expense was $72 million, a decrease of $105 million from the prior quarter as detailed below. The decline was due primarily to the $114 million loss on extinguishment of debt in the prior quarter.

	Quarter Ended
Non-Interest Expense	12/31/2011	9/30/2011	% Change
($ in thousands)
Compensation and benefits	$35,141	$31,047	13%
Professional fees	7,777	5,688	37
Occupancy expenses	3,817	3,690	3
FDIC fees and assessments	1,385	1,375	1
General depreciation and amortization	1,596	1,662	(4)
Other administrative expenses	7,417	6,300	18
Total operating expenses	57,133	49,762	15
Leased equipment depreciation	2,012	668	201
Expense of real estate owned and other foreclosed assets, net	5,223	12,835	(59)
Loss on extinguishment of debt	5,328	113,679	(95)
Other non-interest expense, net	2,711	270	904
Total non-interest expense	$72,407	$177,214	(59)%

Income Tax Expense was $20 million for the quarter, due primarily to a decrease in deferred tax assets at CapitalSource Bank.

Valuation Allowance related to the Company's deferred tax assets at quarter end was $498 million, an increase of $24 million from the end of the prior quarter. The net deferred tax asset at quarter end after subtracting the valuation allowance was $32 million, a decrease of $8 million from the prior quarter. The valuation allowance is a non-cash accounting charge which will exist until there is sufficient positive evidence to support its reduction or reversal, which is not expected before the fourth quarter of 2012.

Book Value Per Share was $6.15 at the end of the quarter, a decrease of $0.04 from the end of the prior quarter. Total shareholders' equity was $1.6 billion at the end of the quarter, a decrease of $131 million from the prior quarter primarily due to share repurchases of $128 million in the quarter.

Share Repurchases during the quarter totaled 20.3 million shares or 7% of outstanding shares at September 30, 2011, at a total cost of $128 million and an average purchase price of $6.31 per share. As of December 31, 2011, the remaining authority for share repurchases was $138 million. Subsequent to the quarter end, however, the Company repurchased 10.2 million additional shares at a total cost of $70 million and the CapitalSource Board increased the repurchase authority by $200 million. As a result, remaining authority as of February 15, 2012 was $269 million.

Any share repurchases made pursuant to the Company's stock repurchase program, including the increased authorization announced today, will be made through open market purchases or privately negotiated transactions from time to time until December 2012 – two years from initiation of the program in December 2010. The amount and exact timing of any repurchases will depend upon market conditions and other factors. There are no assurances the Company will repurchase any shares during the period and the plan may be suspended or discontinued at any time.

Average Diluted Shares Outstanding were 271.3 million shares for the quarter, compared to 306.5 million shares for the prior quarter. Total outstanding shares at December 31, 2011 were 256.1 million.

Quarterly Cash Dividend of $0.01 per common share was paid on December 28, 2011 to common shareholders of record on December 12, 2011.

Conference Call Details

A conference call to discuss the results will be hosted on Thursday, February 16, 2012 at 2:30 p.m. PST / 5:30 p.m. EST. Interested parties may access the call via webcast on the Investor Relations section of the CapitalSource web site at http://ir.capitalsource.com. An audio replay will also be available on the website from approximately 6:00 p.m. PST / 9:00 p.m. EST February 16, 2012 through May 16, 2012.

About CapitalSource

CapitalSource Inc. (NYSE:CSE), through its wholly owned subsidiary CapitalSource Bank, makes commercial loans to small and middle-market businesses nationwide and offers depository products and services in 21 retail branches in southern and central California. CapitalSource, headquartered in Los Angeles, had total assets of $8.3 billion and total deposits of $5.1 billion as of December 31, 2011. For more information, visit www.capitalsource.com.

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, strategies, goals, and projections and including statements about profitability, loan and deposit growth at CapitalSource Bank, Parent Company liquidity to complete the newly authorized level of share repurchases during 2012, expected repayments and sales of the Parent Company's non-securitized loan portfolio, return of excess capital at the Parent Company to shareholders, pace of repurchases under our existing share repurchase program, and the timing of the DTA valuation allowance reversal, all which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words 'anticipate,' 'assume,' 'intend,' 'believe,' 'expect,' 'estimate,' 'forecast,' 'plan,' 'position,' 'project,' 'will,' 'should,' 'would,' 'seek,' 'continue,' 'outlook,' 'look forward,' and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding preliminary and future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: continued or worsening credit losses, charge-offs, reserves and delinquencies; changes in economic or market conditions or investment or lending opportunities; continued or worsening disruptions in credit and other markets; competitive and other market pressures on product pricing and services; reduced demand for our services; CapitalSource Bank's expenses being higher than anticipated; drawdown of unfunded commitments substantially in excess of historical drawings; the success and timing of other business strategies and asset sales; declines in asset values; lower than anticipated liquidity; lower than expected Parent Company's recurring tax basis income; lower than expected taxable income at CapitalSource bank; our borrowers' inability to repay loans; changes in tax laws or regulations affecting our business; our inability to sustain earnings; and other factors described in CapitalSource's 2010 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CapitalSource Fourth Quarter 2011 – Financial Supplement
Table of Contents

Consolidated Balance Sheets	14

Consolidated Statements of Operations	15

Segment Balance Sheets	16

Segment Statements of Operations	17

Selected Financial Data	18

Credit Quality Data	19

CapitalSource Fourth Quarter 2011 – Financial Supplement
CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	December 31,	December 31,
	2011	2010
	(Unaudited)

ASSETS
Cash and cash equivalents	$458,548	$820,450
Restricted cash	65,484	128,586
Investment securities:
Available-for-sale, at fair value	1,188,002	1,522,911
Held-to-maturity, at amortized cost	111,706	184,473
Total investment securities	1,299,708	1,707,384
Loans:
Loans held for sale	193,021	205,334
Loans held for investment	5,758,990	6,152,876
Less deferred loan fees and discounts	(68,843)	(106,438)
Less allowance for loan and lease losses	(153,631)	(329,122)
Loans held for investment, net	5,536,516	5,717,316
Total loans	5,729,537	5,922,650
Interest receivable	38,796	57,393
Other investments	81,245	71,889
Goodwill	173,135	173,135
Other assets	453,615	563,920
Total assets	$8,300,068	$9,445,407

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$5,124,995	$4,621,273
Credit facilities	--	67,508
Term debt	309,394	979,254
Other borrowings	1,015,099	1,375,884
Other liabilities	275,434	347,546
Total liabilities	6,724,922	7,391,465

Shareholders' equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	--	--
Common stock ($0.01 par value, 1,200,000,000 shares
authorized; 256,112,205 and 323,225,355 shares issued
and outstanding, respectively)	2,561	3,232
Additional paid-in capital	3,487,911	3,911,341
Accumulated deficit	(1,934,732)	(1,870,572)
Accumulated other comprehensive income, net	19,406	9,941
Total shareholders' equity	1,575,146	2,053,942
Total liabilities and shareholders' equity	8,300,068	9,445,407

CapitalSource Fourth Quarter 2011 – Financial Supplement

CapitalSource Inc.
Consolidated Statements of Operations
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
Net interest income:	(Unaudited)			(Unaudited)
Interest income:
Loans and leases	$108,299	$107,161	$133,259	$452,607	$576,526
Investment securities	10,849	13,635	16,830	55,524	61,648
Other	189	680	288	2,259	1,467
Total interest income	119,337	121,476	150,377	510,390	639,641
Interest expense:
Deposits	13,406	13,422	13,925	53,609	60,052
Borrowings	9,557	21,066	34,505	96,401	172,044
Total interest expense	22,963	34,488	48,430	150,010	232,096
Net interest income	96,374	86,988	101,947	360,380	407,545
Provision for loan and lease losses	11,535	35,118	24,107	92,985	307,080
Net interest income after provision for loan and lease losses	84,839	51,870	77,840	267,395	100,465

Non-interest income:
Loan fees	4,799	3,421	6,994	16,234	22,145
Leased equipment income	2,774	901	--	3,748	--
Gain on investments, net	7,200	19,141	7,780	58,581	54,059
(Loss) gain on derivatives	(2,551)	(2,113)	1,275	(6,813)	(8,644)
Other non-interest income, net	4,093	12,002	(14,532)	20,944	4,102
Total non-interest income	16,315	33,352	1,517	92,694	71,662

Non-interest Expense:
Compensation and benefits	35,141	31,047	29,906	125,665	122,077
Professional fees	7,777	5,688	8,692	31,182	35,840
Occupancy expenses	3,817	3,690	4,089	15,480	18,097
FDIC fees and assessments	1,385	1,375	1,969	6,091	7,823
Leased equipment depreciation	2,012	668	--	2,720	--
General depreciation and amortizations	1,596	1,662	1,899	6,879	8,870
Expense of real estate owned and other foreclosed assets, net	5,223	12,835	20,139	39,347	112,423
Loss (gain) on extinguishment of debt	5,328	113,679	171	119,007	(925)
Other non-interest expense, net	10,128	6,570	8,547	28,799	29,246
Total non-interest expense	72,407	177,214	75,412	375,170	333,451

Net income (loss) before income taxes	28,747	(91,992)	3,945	(15,081)	(161,324)
Income tax expense (benefit)	19,811	(11,280)	(1,966)	36,942	(20,802)
Net income (loss) from continuing operations	8,936	(80,712)	5,911	(52,023)	(140,522)
Net income from discontinued operations, net of taxes	--	--	--	--	9,489
Net gain from sale of discontinued operations, net of taxes	--	--	--	--	21,696
Net income (loss)	8,936	(80,712)	5,911	(52,023)	(109,337)
Net loss attributable to noncontrolling interests	--	--	--	--	(83)
Net income (loss) attributable to CapitalSource Inc.	$8,936	(80,712)	5,911	(52,023)	(109,254)

Basic income (loss) per share:
From continuing operations	$0.03	$(0.26)	$0.02	$(0.17)	$(0.44)
From discontinued operations	--	--	--	--	$0.10
Net income (loss) per share	$0.03	$(0.26)	$0.02	$(0.17)	$(0.34)
Diluted income (loss) per share:
From continuing operations	$0.03	$(0.26)	$0.02	$(0.17)	$(0.44)
From discontinued operations	--	--	--	--	$0.10
Net income (loss) per share	$0.03	$(0.26)	$0.02	$(0.17)	$(0.34)
Average shares outstanding:
Basic	264,836,221	306,535,063	321,173,379	302,998,615	320,836,867
Diluted	271,272,855	306,535,063	326,657,654	302,998,615	320,836,867

Dividends declared per share	$0.01	$0.01	$0.01	$0.04	$0.04

CapitalSource Inc.
Segment Balance Sheets
(Unaudited)
($ in thousands)

	December 31, 2011				September 30, 2011
	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
ASSETS

Cash and cash equivalents and restricted cash	$317,455	$206,577	$--	$524,032	$247,114	$299,868	$ --	$546,982
Investment securities:
Available-for-sale	1,159,119	28,883	--	1,188,002	1,434,094	23,332	--	1,457,426
Held-to-maturity	111,706	--	--	111,706	102,651	--	--	102,651
Loans:
Loans	4,864,416	1,015,440	3,312	5,883,168	4,486,637	1,264,676	3,693	5,755,006
Allowance for loan and lease losses	(94,650)	(58,981)	--	(153,631)	(118,684)	(89,668)	--	(208,352)
Loans, net of allowance for loan and lease losses	4,769,766	956,459	3,312	5,729,537	4,367,953	1,175,008	3,693	5,546,654
Receivables due from affiliates	959	16,650	(17,609)	--	1,321	16,658	(17,979)	--
Other assets	434,491	326,129	(13,829)	746,791	394,586	355,742	(44,619)	705,709
Total assets	$6,793,496	$1,534,698	$(28,126)	$8,300,068	$6,547,719	$1,870,608	$(58,905)	$8,359,422

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits	$5,124,995	$--	$ --	$5,124,995	$4,885,831	$ --	$--	$4,885,831
Borrowings	550,000	774,493	--	1,324,493	540,000	959,301	--	1,499,301
Balance due to affiliates	16,650	959	(17,609)	--	16,658	1,321	(17,979)	--
Other liabilities	51,548	240,534	(16,648)	275,434	77,606	237,670	(47,171)	268,105
Total liabilities	5,743,193	1,015,986	(34,257)	6,724,922	5,520,095	1,198,292	(65,150)	6,653,237

Shareholders' equity:
Common stock	921,000	2,561	(921,000)	2,561	921,000	2,758	(921,000)	2,758
Additional paid-in capital/retained earnings/deficit	113,673	496,745	942,761	1,553,179	85,278	637,733	948,591	1,671,602
Accumulated other comprehensive income, net	15,630	19,406	(15,630)	19,406	21,346	31,825	(21,346)	31,825
Total shareholders' equity	1,050,303	518,712	6,131	1,575,146	1,027,624	672,316	6,245	1,706,185

Total liabilities and shareholders' equity	$6,793,496	$1,534,698	$(28,126)	$8,300,068	$6,547,719	$1,870,608	$(58,905)	$8,359,422

Book value per outstanding share	$4.10	$2.03	$0.02	$6.15	$3.73	$2.44	$0.02	$6.19

CapitalSource Inc.
Segment Statements of Operations
(Unaudited)
($ in thousands)

	Three Months Ended December 31, 2011				Three Months Ended September 30, 2011
Net interest income:	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
Interest income:
Loans and leases	84,806	22,741	752	108,299	79,346	27,165	650	107,161
Investment securities	9,538	1,311	--	10,849	12,499	1,136	--	13,635
Other	153	36	--	189	328	352	--	680
Total interest income	$94,497	$24,088	$752	$119,337	$92,173	$28,653	$650	$121,476
Interest expense:
Deposits	13,406	--	--	13,406	13,422	--	--	13,422
Borrowings	2,592	6,965	--	9,557	2,560	18,506	--	21,066
Total interest expense	15,998	6,965	--	22,963	15,982	18,506	--	34,488
Net interest income	78,499	17,123	752	96,374	76,191	10,147	650	86,988
Provision for loan and lease losses	3,903	7,632	--	11,535	13,725	21,393	--	35,118
Net interest income (loss) after provision for loan and lease losses	74,596	9,491	752	84,839	62,466	(11,246)	650	51,870

Non-interest income:
Loan fees	3,305	1,494	--	4,799	1,804	1,617	--	3,421
Leased equipment income	2,774	--	--	2,774	901	--	--	901
Other non-interest income, net	7,664	20,878	(19,800)	8,742	11,909	34,266	(17,145)	29,030
Total non-interest income, net	13,743	22,372	(19,800)	16,315	14,614	35,883	(17,145)	33,352

Non-interest expense:
Compensation and benefits	13,122	23,222	(1,203)	35,141	13,185	19,197	(1,335)	31,047
Professional fees	1,743	6,034	--	7,777	1,696	3,992	--	5,688
Leased equipment depreciation	2,012	--	--	2,012	668	--	--	668
Expense of real estate owned and other foreclosed assets, net	2,531	2,692	--	5,223	1,410	11,425	--	12,835
Loss on extinguishment of debt	--	5,328	--	5,328	--	113,679	--	113,679
Other non-interest expense, net	22,047	12,610	(17,731)	16,926	18,386	10,880	(15,969)	13,297
Total non-interest expense, net	41,455	49,886	(18,934)	72,407	35,345	159,173	(17,304)	177,214

Net income (loss) before income taxes	46,884	(18,023)	(114)	28,747	41,735	(134,536)	809	(91,992)
Income tax expense (benefit)	19,548	263	--	19,811	16,513	(27,793)	--	(11,280)
Net income (loss)	$27,336	$(18,286)	$(114)	$8,936	$25,222	$(106,743)	$809	$(80,712)

	Year Ended December 31, 2011				Year Ended December 31, 2010
Net interest income:	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
Interest income:
Loans and leases	319,485	132,752	370	452,607	273,354	313,090	(9,918)	576,526
Investment securities	48,359	7,165	--	55,524	58,820	2,828	--	61,648
Other	1,120	1,139	--	2,259	1,451	16	--	1,467
Total interest income	$368,964	$141,056	$370	$510,390	$333,625	$315,934	$(9,918)	$639,641
Interest expense:
Deposits	53,609	--	--	53,609	60,052	--	--	60,052
Borrowings	9,193	87,208	--	96,401	5,215	166,829	--	172,044
Total interest expense	62,802	87,208	--	150,010	65,267	166,829	--	232,096
Net interest income	306,162	53,848	370	360,380	268,358	149,105	(9,918)	407,545
Provision for loan and lease losses	27,539	65,446	--	92,985	117,105	189,975	--	307,080
Net interest income (loss) after provision for loan and lease losses	278,623	(11,598)	370	267,395	151,253	(40,870)	(9,918)	100,465

Non-interest income:
Loan fees	8,678	7,556	--	16,234	7,760	14,385	--	22,145
Leased equipment income	3,748	--	--	3,748	--	--	--	--
Other non-interest income, net	29,271	116,395	(72,954)	72,712	22,510	85,996	(58,989)	49,517
Total non-interest income, net	41,697	123,951	(72,954)	92,694	30,270	100,381	(58,989)	71,662

Non-interest expense:
Compensation and benefits	49,941	79,680	(3,956)	125,665	43,578	78,499	--	122,077
Professional fees	4,054	27,128	--	31,182	1,588	34,252	--	35,840
Leased equipment depreciation	2,720	--	--	2,720	--	--	--	--
Expense of real estate owned and other foreclosed assets, net	12,756	26,591	--	39,347	2,584	109,839	--	112,423
Loss (gain) on extinguishment of debt	--	119,007	--	119,007	--	(925)	--	(925)
Other non-interest expense, net	80,239	48,246	(71,236)	57,249	68,530	55,074	(59,568)	64,036
Total non-interest expense, net	149,710	300,652	(75,192)	375,170	116,280	276,739	(59,568)	333,451

Net income (loss) from continuing operations before income taxes	170,610	(188,299)	2,608	(15,081)	65,243	(217,228)	(9,339)	(161,324)
Income tax expense (benefit)	57,996	(21,054)	--	36,942	13,628	(34,430)	--	(20,802)
Net income (loss) from continuing operations	$112,614	$(167,245)	$2,608	$(52,023)	$51,615	$(182,798)	$(9,339)	$(140,522)

CapitalSource Fourth Quarter 2011 – Financial Supplement
CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

CapitalSource Bank Segment:

Performance ratios:
Return on average assets	1.63%	1.55%	1.12%	1.77%	0.88%
Return on average equity	10.38%	9.90%	7.17%	11.36%	5.84%
Yield on average interest earning assets	5.96%	5.97%	6.13%	6.13%	5.97%
Cost of interest bearing liabilities	1.16%	1.19%	1.25%	1.19%	1.34%
Deposits	1.07%	1.10%	1.20%	1.11%	1.31%
Borrowings	2.01%	2.01%	1.98%	2.02%	1.92%
Net interest spread	4.80%	4.78%	4.88%	4.94%	4.63%
Net interest margin	4.95%	4.94%	5.04%	5.09%	4.80%
Operating expenses as a percentage of average total assets	2.12%	2.02%	2.10%	2.11%	1.96%
Loan yield	7.25%	7.51%	7.82%	7.71%	7.71%

Capital ratios:
Tier 1 leverage	13.61%	13.50%	13.15%	13.61%	13.15%
Total risk-based capital	17.43%	18.13%	18.13%	17.43%	18.13%
Tangible common equity to tangible assets	13.25%	13.40%	12.61%	13.25%	12.61%

Average balances ($ in thousands):
Average loans	$4,642,500	$4,192,610	$3,650,091	$4,145,130	$3,379,093
Average assets	6,643,685	6,464,975	5,942,619	6,356,036	5,833,173
Average interest earning assets	6,286,584	6,123,923	5,633,299	6,016,613	5,588,812
Average deposits	4,982,956	4,833,941	4,613,309	4,808,141	4,588,140
Average borrowings	511,957	506,413	317,337	455,055	271,707
Average equity	1,044,969	1,010,782	923,969	991,485	884,342

Other Commercial Finance Segment:

Performance ratios:
Return on average assets	(4.17%)	(16.79%)	(0.86%)	(6.28%)	(3.98%)
Return on average equity	(11.33%)	(41.11%)	(2.64%)	(17.14%)	(15.83%)
Yield on average interest earning assets	7.42%	5.67%	8.96%	6.69%	7.80%
Cost of interest bearing liabilities	3.11%	5.70%	6.21%	5.99%	5.30%
Net interest spread	4.31%	(0.03)%	2.75%	0.70%	2.50%
Net interest margin	5.28%	2.01%	4.53%	2.55%	3.68%
Operating expenses as a percentage of average total assets	9.24%	5.36%	4.48%	5.77%	3.65%
Loan yield	7.60%	8.58%	8.97%	8.38%	8.04%

Leverage ratios:
Total debt to equity (as of period end)	1.49x	1.43x	1.79x	1.49x	1.79x
Equity to total assets (as of period end)	33.80%	35.94%	32.91%	33.80%	32.91%

Average balances ($ in thousands):
Average loans	$1,187,295	$1,256,049	$2,850,705	$1,583,594	$3,892,401
Average assets	1,741,678	2,522,401	3,617,207	2,662,409	4,595,977
Average interest earning assets	1,287,652	2,003,654	2,944,676	2,108,568	4,048,597
Average borrowings	889,659	1,288,807	2,104,012	1,456,558	3,150,115
Average equity	640,193	1,030,100	1,183,331	975,890	1,155,023

Consolidated CapitalSource Inc.: (1)

Performance ratios:
Return on average assets	0.43%	(3.59%)	0.25%	(0.58%)	(1.36%)
Return on average equity	2.10%	(15.65%)	1.13%	(2.64%)	(6.97%)
Yield on average interest earning assets	6.25%	5.93%	6.98%	6.28%	6.65%
Cost of interest bearing liabilities	1.43%	2.06%	2.73%	2.23%	2.90%
Net interest spread	4.82%	3.87%	4.25%	4.05%	3.75%
Net interest margin	5.05%	4.24%	4.73%	4.43%	4.24%
Operating expenses as a percentage of average total assets	2.72%	2.21%	2.31%	2.37%	2.15%

Leverage ratios:
Equity to total assets (as of period end)	18.98%	20.41%	21.75%	18.98%	21.75%
Tangible common equity to tangible assets	17.23%	18.71%	20.27%	17.23%	20.27%

Average balances ($ in thousands):
Average loans	5,833,113	5,451,395	6,473,048	5,732,172	7,247,342
Average assets	8,330,008	8,924,852	9,475,846	8,963,290	10,346,492
Average interest earning assets	7,577,554	8,130,313	8,550,228	8,128,628	9,613,256
Average borrowings	1,401,616	1,795,220	2,421,349	1,911,613	3,421,821
Average deposits	4,982,956	4,833,941	4,613,309	4,808,141	4,588,140
Average equity	1,691,123	2,045,996	2,081,134	1,973,070	2,016,404

(1) Applicable ratios have been calculated on a continuing operations basis.

CapitalSource Inc.
Credit Quality Data
(Unaudited)

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2010	December 31, 2010

Loans 30-89 days contractually delinquent:
As a % of total loans(1)	0.21%	0.27%	0.07%	0.77%	0.44%
Loans 30-89 days contractually delinquent	$12.7	$15.7	$3.9	$46.6	$27.8

Loans 90 or more days contractually delinquent:
As a % of total loans	1.61%	2.51%	3.48%	4.64%	5.03%
Loans 90 or more days contractually delinquent	$95.8	$145.9	$195.0	$282.4	$319.7

Loans on non-accrual:(2)
As a % of total loans	4.72%	5.72%	8.50%	9.03%	10.99%
Loans on non-accrual	$280.7	$332.8	$476.3	$549.4	$698.7

Impaired loans:(3)
As a % of total loans	7.15%	7.93%	8.69%	12.17%	14.65%
Impaired loans	$425.3	$461.8	$486.6	$740.6	$931.2

Allowance for loan and lease losses:
As a % of total loans	2.67%	3.60%	3.63%	4.67%	5.35%
Allowance for loan and lease losses	$153.6	$208.4	$199.1	$283.3	$329.1

Net charge offs (last twelve months):
As a % of total average loans	4.62%	4.87%	5.55%	5.78%	5.78%
Net charge offs (last twelve months)	$268.5	$290.8	$350.5	$397.6	$426.5

(1) Includes loans held for investment and loans held for sale. Excludes deferred loan fees and discounts and the allowance for loan and lease losses.
(2) Includes loans with an aggregate principal balance of $90.2 million, $144.7 million, $155.0 million, $235.3 million, and $270.5 million as of December 31, 2011, September 30, 2011, June 30, 2011, March 31, 2011, and December 31, 2010, respectively, that were also classified as loans 90 or more days contractually delinquent. Also includes non-performing loans held for sale that had an aggregate principal balance of $2.9 million, $3.1 million, $118.7 million, $11.5 million, and $14.7 million as of December 31, 2011, September 30, 2011, June 30, 2011, March 31, 2011, and December 31, 2010, respectively.
(3) Includes loans with an aggregate principal balance of $94.9 million, $142.8 million, $153.3 million, $243.8 million, and $265.3 million as of December 31, 2011, September 30 2011, June 30, 2011, March 31, 2011, and December 31, 2010, respectively, that were also classified as loans 90 or more days contractually delinquent, and loans with an aggregate principal balance of $277.8 million, $329.7 million, $357.6 million, $549.4 million, and $684.1 million as of December 31, 2011, September 30, 2011, June 30, 2011, March 31, 2011, and December 31, 2010, respectively, that were also classified as loans on non-accrual status.
CONTACT: Investor Relations:
         Dennis Oakes
         Senior Vice President, Investor Relations
           & Corporate Communications
         (212) 321-7212
         doakes@capitalsource.com

         Media Relations:
         Michael Weiss
         Director of Communications
         (301) 841-2918
         mweiss@capitalsource.com